Sensata Technologies Announces Amendments to Credit Agreement

Almelo, the Netherlands – (May 7, 2015) -- Sensata Technologies Holding N.V. ("Sensata" or the “Company”) (NYSE: ST) announced today that its indirect, wholly-owned subsidiaries, Sensata Technologies B.V. and Sensata Technologies Finance Company, LLC (collectively, the “Borrowers”), and Sensata Technologies Intermediate Holding B.V. have agreed to enter into the sixth amendment (the "Amendment") to their credit agreement, dated as of May 12, 2011 (as amended from time to time, the “Credit Agreement”). The Credit Agreement provides the Borrowers with both an original term loan due May 2019 (the “Original Term Loan”) and an incremental term loan due October 2021 (the “Incremental Term Loan”).
Pursuant to the Amendment, the Borrowers have agreed to reprice both the Original Term Loan and the Incremental Term Loan. The repricing will decrease the interest rate spread on the Original Term Loan and the Incremental Term Loan by 0.25% and 0.50%, respectively. Pricing for both tranches will be finalized at LIBOR+2.25%, with a 0.75% LIBOR floor, and the maturity of the Original Term Loan will be extended to October 2021, to correspond with the existing maturity date of the Incremental Term Loan. The repriced term loans were offered at 99.75% of par. The Amendment is expected to become effective on or about May 11, 2015.

About Sensata Technologies Holding N.V.

Sensata is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in sixteen countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com. Information on Sensata’s website is not incorporated by reference into, and does not form part of, this press release.

Safe Harbor Statement

Statements in this release which are not historical facts, such as those that may be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "should," "would," and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the consummation of the Amendment. Forward-looking statements reflect management's analysis as of the date of this press release. Important factors that could cause actual results to differ materially from the Company’s expectations are more fully described in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, the Company does not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

Contact:

Investors:	News Media:
Jacob Sayer	Linda Megathlin
(508) 236-3800	(508) 236-1761
investors@sensata.com	lmegathlin@sensata.com